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                                                                  Exhibit 5.1
                                                                  -----------
                    [CALFEE, HALTER & GRISWOLD LETTERHEAD]


                                August 1, 1995


RPM, Inc.
2628 Pearl Road
Medina, Ohio 44258

  In connection with the filing by RPM, Inc., an Ohio corporation (the "Company"), with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, of a resale Registration Statement on Form S-3 (the "Registration Statement") with respect to 3,200,000 Common Shares, without par value, of the Company (the "Shares"), we have examined the following: (i) the Amended Articles of Incorporation and Code of Regulations of the Company, as the same are currently in effect; (ii) the form of Registration Statement on Form S-3 (including Exhibits thereto) to be filed with the Securities and Exchange Commission; and (iii) such other documents as we deemed it necessary to examine as a basis for the opinions hereinafter expressed. The Shares are to be issued to the selling shareholders named in the Registration Statement (the "Selling Shareholders") pursuant to that certain Plan and Agreement of Merger dated July 24, 1995 entered into by and among the Company, Narragansett/DSI Acquisition Co., Inc. ("NDSI"), and the securityholders of NDSI, including the Selling Shareholder (the "Merger Agreement"). It is contemplated by the Merger Agreement that the Registration Statement will be declared effective for resales of the Shares concurrently with the issuance of the Shares to the Selling Shareholders.

  Based upon the foregoing, we are of the opinion that:

  (i) The Company is incorporated and validly existing under the laws of the State of Ohio.

  (ii) The Shares to be sold by the Selling Shareholders in the manner contemplated by the Registration Statement have been duly authorized and when issued to the Selling Shareholders in accordance with the terms of the Merger Agreement will be legally issued, fully paid for and nonassessable.

  We are attorneys licensed to practice law in the State of Ohio. The opinions expressed herein are limited solely to the laws of the State of Ohio and we express no opinion under the laws of any other jurisdiction.

  This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Shares, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any person other than the Directors and officers of the Company.
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RPM, Inc.
August 1, 1995
Page Two



  We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Validity of Shares."



                                          Respectfully submitted,


                                          /s/ CALFEE, HALTER & GRISWOLD

                                          CALFEE, HALTER & GRISWOLD